Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

THIRD AMENDED AND RESTATED

MEMBERSHIP INTEREST AND STOCK PURCHASE AGREEMENT

THIS THIRD AMENDED AND RESTATED MEMBERSHIP INTEREST AND STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 26th day of February, 2019 (the "Effective Date"), by and between VIREO HEALTH OF ARIZONA, LLC, a Delaware limited liability company (as successor in interest to VIREO HEALTH, INC., a Delaware corporation) (collectively “Buyer”); and MARK WRIGHT, a married man, SHANE HOWELL, a married man, GORDON HAMILTON, a married man, and ROBERT KIVLIGHN, an unmarried man, all of whom are the sole record and beneficial owners and members of one hundred percent (100%) of the issued and outstanding equity interests, of ELEPHANT HEAD FARM, LLC ("EHF") and RETAIL MANAGEMENT ASSOCIATES, LLC ("RMA"), each an Arizona limited liability company (collectively, the "EHF Members" and the "RMA Members"); and ROBERT KIVLIGHN and GORDON HAMILTON, both of whom are the sole record and beneficial shareholders of one hundred percent (100%) of the issued and outstanding shares and interests, and are actively engaged in the operation of, LIVE FIRE, INC. ("LFI") and SACRED PLANT, INC. ("SPI"), each an Arizona corporation (collectively, the "LFI Owners" and the "SPI Owners"), respectively (collectively, the EHF Members, RMA Members, LFI Owners, and SPI Owners are referred to herein as "Sellers") (each with Buyer a “Party” and together the “Parties”). EHF, RMA, LFI, SPI and ANR, defined below, are collectively referred to herein as the "Companies". Each of the Sellers hereby appoints ROBERT KIVLIGHN and GORDON HAMILTON (collectively, the "Sellers' Representatives") as his attorney in fact, authorized hereby to act in his stead in performing the Sellers' obligations hereunder except in the event this Agreement or any document deliverable hereunder requires the signature of a Seller.

I.             WHEREAS, the parties entered into that certain Membership Interest and Stock Purchase Agreement dated November 1, 2018 (the “Original Purchase Agreement”) and subsequently, entered into that certain (i) Amended and Restated Membership Interest and Stock Purchase Agreement dated November 14, 2018, (the “First Amended Purchase Agreement”); and (ii) Second Amended and Restated Membership Interest and Stock Purchase Agreement dated February 26, 2019 (the “Second Amended Purchase Agreement”, and collectively with the Original Purchase Agreement and First Amended Purchase Agreement, the “Amended Purchase Agreement”); and

II.            WHEREAS, the parties now desire to further amend and restate the Amended Purchase Agreement in its entirety as set forth herein for the purposes of, and on the terms and conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual obligations set forth in this Agreement, the Parties hereto agree that the foregoing Recitals are true and are incorporated herein, and the Parties further agree as follows:

RECITALS

A.            WHEREAS, pursuant to and in compliance with Title 9; Chapter 17 Department of Health Services Medical Marijuana Program (the “AZDHS Rules”) and A.R.S. § 36-2801 et seq., the Arizona Medical Marijuana Act, as amended from time to time (the “Act”) (the AZDHS Rules and the Act are collectively referred to herein as the “AMMA”), the Arizona Department of Health Services (“AZDHS”) awarded Arizona Natural Remedies, Inc., an Arizona nonprofit corporation (“ANR”), a medical marijuana dispensary registration certificate (the "Certificate");

B.            WHEREAS, ANR operates the Arizona Natural Remedies medical marijuana dispensary located at 22041 N. 23rd Avenue, Phoenix, Arizona 85027 (the “Dispensary”), pursuant to Certificate ID No. 00000028DCGV00174888, pursuant to a certain Approval to Operate issued by AZDHS (the "ATO") and a special use permit issued by the City of Phoenix, Arizona (the "SUP") (the Certificate, ATO and SUP shall be collectively referred to as the "Certificate"), and leases the real property thereof from MC Development LLC, an Arizona limited liability company, by written lease, a copy of which (and all amendments, exhibits and addenda thereto) has been delivered to Buyer by Sellers (the "Dispensary Lease");

C.            WHEREAS, all of the persons on the board of directors of ANR (the "ANR Board"), LFI (the "LFI Board") and SPI (the "SPI Board") and all of the officers of ANR (the "ANR Officers"), LFI (the "LFI Officers") and SPI (the "SPI Officers") are the Sellers;

D.            WHEREAS, ANR, as the holder of the Certificate, is in the business of cultivating, dispensing, producing, processing, extracting, distributing and selling at retail and wholesale medical marijuana (collectively, “Marijuana”) and other lawful business (collectively, the "Business") from the Dispensary and an offsite cultivation facility (the "Offsite Facility") located at 2731 E. Frontage Road, Amado, Arizona 85645 pursuant to an ATO and SUP from the County of Santa Cruz for cultivation, extraction and infusion and the AMMA, and leases the real property thereof from Oswald Cattle Company, an Arizona corporation, by written lease, a copy of which (and all amendments, exhibits and addenda thereto) has been delivered to Buyer by Sellers (the "Cultivation Lease"), (the Dispensary Lease and the Cultivation Lease are collectively referred to herein as "Leases");

E.            WHEREAS, pursuant to that certain Management Services Agreement between ANR, as principal, and RMA, as contractor, dated December 15, 2015, a copy of which (and all amendments, exhibits and addenda thereto) will be delivered to Buyer by Sellers, RMA is providing certain management services to ANR with respect to the operation of the Dispensary and the appointment of the ANR Board and the ANR Officers, and pursuant to that certain Cultivation Management Services Agreement between OPEN AIR MANAGEMENT, LLC, an Arizona limited liability company ("OAM"), a contractor to ANR, as principal, and EHF and/or SANTA CRUZ CONSULTING GROUP, LLC, an Arizona limited liability company ("SCCG"), as contractor, dated May 13, 2016, whereby EHF is providing certain management services to ANR with respect to the operation of the Offsite Facility, a true, correct and complete copy of which (and all amendments, exhibits and addenda thereto) has been delivered to Buyer by Sellers;

F.            WHEREAS, notwithstanding the illegality of possessing or using Marijuana under the Controlled Substance Act, 21 U.S.C. Section 812(b) (the “CSA”), Buyer desires to purchase all of the membership interests and shares of Sellers in each of EHF, RMA, LFI and SPI as more particularly described in Exhibit 1 attached hereto and incorporated herein, and Sellers desire to sell their membership interests and shares in the foregoing entities upon the terms and conditions set forth in this Agreement.

AGREEMENT

1.            Purchase and Assignment.

a.            Membership Interests; Shares. Subject only to the other terms and provisions contained in this Agreement, and in exchange for the Purchase Price, defined in Section 2 below, and other consideration described herein the sufficiency of which is mutually acknowledged, (i) each of the Sellers hereby sells, assigns, and transfers to Buyer, and Buyer hereby purchases and acquires from the Sellers, one hundred percent (100%) of the issued and outstanding equity interests in RMA and EHF, including all rights to participate in voting and receipt of distributions, free and clear of all Liens, defined below (collectively, the "Membership Interests"), (ii) each of ROBERT KIVLIGHN and GORDON HAMILTON, hereby sells, assigns, and transfers to Buyer, and Buyer hereby purchases and acquires from such Sellers, one hundred percent (100%) of the issued and outstanding equity interests in LFI and SPI including all rights to participate in voting and receipt of dividends, free and clear of all Liens (collectively, the "Shares") (collectively, the Membership Interests and the Shares are referred to herein as the "Ownership Interests"). The Ownership Interests transferred hereunder are described in additional detail in Exhibit 1 attached hereto.

b.            Resignations. Except as otherwise provided by Section 1(e) below, and as additional consideration for the transactions of this Agreement, each Seller shall, upon the request of Buyer and effective with Closing, resign from any and all positions held with the Companies, including but not limited to the following (collectively, the "Resignations"):

i.              Board Positions. From the ANR Board, the LFI Board and the SPI Board;

ii.             Officers. From his engagement as an ANR Officer, LFI Officer and SPI Officer; and

iii.            Employment. From any and all formal, written, informal or verbal employment agreements, contracts and subcontracts of or with EHF, RMA, LFI, SPI and ANR;

Each of the Sellers shall submit his respective Resignations in writing in form and substance satisfactory to Buyer.

c.            Filings. Prior to but effective with the Closing each of the Sellers shall execute and deliver to Buyer, all such documents and instruments required by Buyer to effectuate the Resignations including, without limitation, forms relating to the following (collectively, the "Filings"):

i.              Appointments to the ANR Board, the LFI Board and the SPI Board (collectively, the "Boards") of all such persons designated in a writing from Buyer to Sellers as replacements to the Boards (collectively the "Replacement Boards"), after each of the Boards shall have met in a special or annual meeting duly constituted and noticed to elect the Replacement Boards by resolution without condition or restriction;

ii.             Written notice of the appointment of the Replacement Boards for filing with the Arizona Corporation Commission (the "ACC") and the appointment of a replacement statutory agent of Buyer's choosing for each of the Companies;

iii.            Written designation to AZDHS that each of Sellers' Dispensary agent cards and status as a principal of ANR have been terminated effective as of Closing, except with respect to any of the Sellers designated by Buyer to be employed by Buyer after Closing pursuant to the Employment Agreements (defined below);

iv.            Written notice of the purchase of the Membership Interests in EHF and RMA and the Resignations for filing with the ACC by Buyer; and

v.             Written designations to AZDHS of the appointment by ANR of such persons designated in writing from Buyer to Sellers to be replacements as of Closing of the pre-Closing principals of ANR (the "Replacement Principals") and online applications to AZDHS of the appointment of such Replacement Principals.

d.            Consents; Estoppel Certificates. Any and all approvals, consents or other authorizations (collectively, the "Consents") of third parties reasonably determined by Buyer to be necessary to Sellers transfer of the Ownership Interests to Buyer free and clear of all Liens. Without limiting the foregoing, Sellers shall collect and deliver to Buyer in accordance with Section 3 below, an estoppel certificate (collectively, the "Estoppel Certificates"), together with and any and all Consents required under: (i) that certain Letter Agreement dated May 24, 2017 between ANR and TruMed Dispensaries, the tradename of AZ Compassionate Care Inc., an Arizona non-profit corporation and an Arizona licensed dispensary (collectively, "TruMed"), regarding cultivation of Marijuana for TruMed Dispensaries (the “TruMed Agreement”); and (ii) each of the Leases.

e.            Cooperation.

(i)            In the event that prior to or after Closing personal and real property assets owned, leased, licensed, occupied or used by the Companies are not titled in the name of the relevant Company, Sellers agree to convey to Buyer (or the Company designated by Buyer) all such assets pursuant to terms and in the forms required by Buyer to effectuate clear title and such shall be included in the term "Assets".

(ii)           Sellers further agree to fully cooperate with Buyer and the Companies in connection with the transfer to Buyer's designee, renewal and maintenance of all licensing and administrative permits, consents, applications, and transition issues relating to the sale of the Ownership Interests and associated transfer of control of the Assets including, without limitation, the Filings with AZDHS and the ACC, the maintenance of all SUPs and ATOs, including without limitation the timely renewal of the Certificate and SUPs with governmental authorities, the Consents and otherwise. Without limiting the foregoing, Sellers shall not resign (or certain of them as agreed to by Buyer and Sellers), nor fail to follow any administrative procedure for maintaining the Certificate, and shall make certain that the Certificate is current and in full force and effect through the Closing, such that at Closing the Certificate, ATOs and SUPs will not expire prior to December 31, 2018.

f.             Corporate Documents. Sellers shall deliver to Buyer: (i) a certificate of status of each of the Companies issued on or within five (5) days prior to the expiration of the Contingency Period by the ACC; and (ii) a certificate of the secretary, dated as of the Closing Date as to (A) the Articles of Organization and Articles of Incorporation, where applicable, of each of the Companies; (B) the Bylaws of ANR, LFI and SPI and the Operating Agreements of EHF and RMA, (C) joint resolutions of the Boards of ANR, LFI and SPI and Sellers' resolutions of EHF and RMA authorizing the execution, delivery and performance of this Agreement and consummation of the transaction contemplated hereby, and (D) incumbency certificates and signatures of the Officers or other authorized signatories of each of the Companies.

g.            Employment Agreements. Each of Gordon Hamilton and Robert Kivlighn (collectively, the “Employees”) shall, on the Closing Date, enter into a written employment agreement with Buyer or one (1) or more of the Companies, in form and substance reasonably agreeable to Employees and Buyer (the “Employment Agreements”). Such Employment Agreements are a material inducement to Buyer acquiring the Ownership Interests from Sellers hereunder.

h.            Leasehold Title Policy. Sellers acknowledge that in connection with Closing, Buyer intends to acquire a leasehold policy of title insurance with regard to each of the Dispensary, the Offsite Facility and each of the Leases applicable thereto. Accordingly, Sellers agree to: (i) cooperate with Buyer in obtaining any and all abstracts or certificates of title, prior title policies, surveys and other title evidence (collectively, the "Title Evidence") required by Buyer's chosen title company (the "Title Company"), to the extent such Title Evidence is in the possession of Sellers or the Companies; and (ii) execute and deliver to Buyer at Closing, any and all documents reasonably required by the Title Company as a condition to issuance of a valid leasehold policy of title insurance for each of the Dispensary, Offsite Facility and each of the Leases applicable thereto (collectively, the "Title Documents").

2.             Purchase Price and Payment.

a.            Purchase Price. The purchase price for the Ownership Interests shall be TEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($10,500,000) in cash and FIVE MILLION ($5,000,000) in Parent Shares (defined below) (collectively, the “Purchase Price”) payable as follows:

(i)            Deposit.

A.            Buyer has deposited with Sellers the amount of ONE HUNDRED FIFTY THOUSAND AND 00/100 U.S. DOLLARS ($150,000.00) (the “Initial Deposit”), which is non-refundable to Buyer for any reason other than the default of one (1) or more of the Sellers of this Agreement for soliciting, entertaining offers from, negotiating with or in any manner encouraging, discussing, or accepting any proposal of any person relating to the transactions provided in this Agreement, in whole or in part, whether directly or indirectly, through a purchase, merger, consolidation, or otherwise, other than sales of inventory in the ordinary course, or for failing to cause the Companies from doing any of the above acts (the "Refundable Event"). Notwithstanding the preceding, receipt by a Seller of an unsolicited offer, by itself, shall not be deemed a Refundable Event. In the event the Parties close the transactions contemplated by this Agreement, the Deposit shall be credited to the portion of the Purchase Price allocable to EHF at Closing, defined in Section 2(a)(ii)(A)(I) below.

B.             Contemporaneously with the execution of the Amended Purchase Agreement, Buyer deposited with Sellers the amount of FIVE HUNDRED THOUSAND AND 00/100 U.S. DOLLARS ($500,000.00) (the "Additional Deposit").

C.             Contemporaneously with the execution of this Agreement, Buyer has deposited with Sellers the amount of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00) (the “Second Additional Deposit” and together with the Additional Deposit and the Initial Deposit, the “Deposit”), which Deposit is non-refundable to Buyer for any reason other thatn a Refundable Event.

(ii)           Payments at Closing. At Closing Buyer shall pay the balance of the Purchase Price as follows:

A.            (I) FOUR MILLION ONE HUNDRED THOUSAND AND 00/100 U.S. DOLLARS ($4,100,000.00) by wire transfer of immediately available funds, which upon Closing shall be paid to Sellers in proportion to their respective Ownership Interests in EHF; and (II) FIVE MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 U.S. DOLLARS ($5,250,000.00) by wire transfer of immediately available funds, which upon Closing shall be paid to Sellers in proportion to their respective Ownership Interests in RMA (collectively, the “Down Payment”);

B.             EIGHT THOUSAND FOUR HUNDRED AND THREE Multiple Voting Shares (as defined on page 77 (section 10.1) of the Listing Statement - - Form 2A, dated March 19, 2019 for Vireo Health International, Inc.) of stock in Vireo Health International, Inc., issuable to ROBERT KIVLIGHN and GORDON HAMILTON, in equal parts, in consideration of ROBERT KIVLIGHN and GORDON HAMILTON's transfer of their respective Shares in and to LFI (the "LFI Shares").

C.             EIGHT THOUSAND FOUR HUNDRED AND THREE Multiple Voting Shares (as defined on page 77 (section 10.1) of the Listing Statement - - Form 2A, dated March 19, 2019 for Vireo Health International, Inc.) of stock in Vireo Health International, Inc., issuable to ROBERT KIVLIGHN and GORDON HAMILTON, in equal parts, in consideration of ROBERT KIVLIGHN and GORDON HAMILTON's transfer of their respective Shares in and to SPI (the "SPI Shares"). The LFI Shares and the SPI Shares shall be collectively referred to herein as the "Parent Shares".

b.            Opening; Closing; Closing Costs. The closing of the transactions contemplated by this Agreement shall take place on March 31, 2019 or at such earlier date as mutually agreed upon in writing by Buyer and Sellers (the “Closing” (or “Closing Date” or similar words)).

c.            Assumed Liabilities. On Closing and subject to the terms and conditions of this Agreement, Buyer agrees that each of the Companies' obligations and liabilities as of the Closing shall be and remain the obligations and liabilities of the Companies but only to the extent such obligations and liabilities: (i) were incurred in the ordinary course of the Company's business; and (ii) do not relate to any failure to perform, improper performance, warranty, indemnification or other breach, default or violation by any Seller or the Company on or prior to Closing (collectively, the “Assumed Liabilities”).

d.            Excluded Liabilities. Each of Sellers shall remain liable for, and shall defend, indemnify and hold Buyer harmless from and against, all Excluded Liabilities, defined below, and neither Buyer nor the Companies shall assume or have any responsibility for any Excluded Liabilities. The term “Excluded Liabilities” collectively means any and all obligations and liabilities, other than the Assumed Liabilities, of one (1) or more of the Sellers and/or one (1) or more of the Companies, including the Indebtedness (defined below), whether accrued or contingent, liquidated or unliquidated, asserted or unasserted, known or unknown, due or not due, civil or criminal in nature. For the avoidance of doubt, the term Excluded Liabilities also includes any liability relating to or arising out of any liability or obligation of any Company and/or any Seller for any: (i) tax (including any penalties, fines and interest thereon) of any kind (collectively, “Taxes”) including any Taxes that arise out of the consummation of the transactions contemplated by this Agreement; (ii) Indebtedness; and (ii) legal, accounting and other professional fees incurred by any Seller or Company prior to or in connection with this Agreement and/or Closing; (iv) any act or omission by any of the Companies occurring prior to Closing, or any of the Sellers occurring at any time, constituting, or alleged to constitute, negligence or any other tort; and (v) any act or omission by any of the Companies occurring prior to Closing, or any of the Sellers occurring at any time, constituting a violation of State, county, or local criminal law. At Closing each Seller agrees to assume all Excluded Liabilities regardless of whether the name of the obligor be an individual Seller or one (1) or more of the Companies, and, in accordance with Section 13 below, agrees to indemnify, defend and hold harmless Buyer Indemnitees from and against all Adverse Consequences arising from or related to the Excluded Liabilities.

e.            Payment of Tax. Each of the Companies and each of the Sellers shall be liable for and shall pay all applicable Federal, State and local taxes (other than income taxes of Buyer), duties and other like charges properly payable until, upon and in connection with the Closing.

f.             "Affiliate" shall mean a specified entity or person that is directly or indirectly through one or more intermediaries controlled by a Party, in each case where the term "control" means: (A) possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity or person, whether through ownership of voting interests, by contract interest or otherwise, (B) in the case of a corporation, direct or indirect ownership of more than fifty percent (50%) of the interest entitled to a vote for a majority of the board of directors or equivalent body, and (C) in the case of a partnership, limited liability company or other entity, direct or indirect ownership of the right to receive more than fifty percent (50%) of the profits thereof. As used in this Agreement, an Affiliate of a Party shall mean a parent, subsidiary, brother or sister entity or other entity that controls the Party or that the Party controls or that is under common control with the Party.

3.            Transaction Documents.

a.            Assignments. At Closing, each of the Sellers shall deliver to Buyer an original counterpart of Assignment of Membership Interests to Buyer duly executed by such Seller (collectively the “Seller Assignments”), in the forms and substance acceptable to Buyer.

b.            Resignations. At Closing, each of Sellers shall deliver to Buyer an originally executed Resignation in accordance with Section 1(b) above.

c.            Share Issuance. Not more than fifteen (15) days following Closing, Buyer shall deliver to ROBERT KIVLIGHN and GORDON HAMILTON, evidence of issuance of the Parent Shares in accordance with Sections 2(a)(ii)(B)-(C) above.

d.            Consents and Estoppel Certificates. Sellers shall deliver to Buyereach of the Consents and Estoppel Certificates, duly executed by Sellers, on behalf of the Companies, as applicable, and each third party thereto.

e.            Filings. Sellers shall deliver to Buyer evidence of each of the Filings executed by Sellers.

f.             Evidence of Ownership Interests. Each of Sellers shall deliver to Buyer all of the original shares, stock, certificates of ownership and all other evidence of ownership in the Companies ("Ownership Evidence").

g.            Originals. Sellers shall deliver to Buyer the originals of the Leases and all other Contracts of the Companies; provided, however, that in the event Sellers do not have the originals in their possession, copies of any fully executed Lease or Contract shall be acceptable to Buyer.

h.            Title Documents. Sellers shall deliver the originals of the Title Documents to Buyer.

i.             Satisfaction of Indebtedness. Sellers shall deliver evidence that all Indebtedness of each Company, together with all Liens associated therewith, have been or contemporaneously with Closing will be, satisfied and released in their entirety.

j.             Others. Sellers and Buyer will execute such additional documents or instruments as may otherwise be reasonably required or requested to evidence or give effect to this Agreement.

In addition to the foregoing, each Seller shall use commercially reasonable efforts to obtain the written consent of each Sellers' spouse (if any) to the transactions contemplated by this Agreement and all documents to be delivered hereunder. A form of "Consent of Spouse" is attached hereto.

4.             Operation of the Business prior to Closing; Inspections; Change of Ownership.

a.            Operation. Prior to Closing, the Sellers shall maintain the Assets and the Business of the Companies in substantially the same state of condition and repair as of the Effective Date, and shall continue to operate the Business in the same manner as it is being operated as of the Effective Date. Sellers warrant that, at Closing the Assets will be in reasonable working order ordinary wear and tear excepted and the Business will pass all inspections reasonably necessary to conduct the Business including, without limitation, inspections of the Business conducted by Buyer employing the most recent AZDHS inspection/audit checklist and the policies and procedures adopted by Sellers during the 2018 calendar year required by AZDHS Rules and the Act.

b.            Inspections. Between the Effective Date and the expiration of the Contingency Period, and thereafter prior to Closing Buyer and its representatives may inspect, examine or survey the Assets of the Companies at dates and times scheduled in advance with Sellers, such inspections not unreasonably withheld, delayed or conditioned by Sellers. Notwithstanding the foregoing, it is specifically understood that Buyer will not have access at any time to the Dispensary or Cultivation Facility except (X) at the convenience of Sellers and (Y) with a representative of ANR present provided, however, that the Sellers shall permit Buyer's inspections on receipt of prior written notice of not less than forty-eight (48) hours.

i.              Buyer will repair damage caused by any inspection and agrees to indemnify and hold Sellers harmless for, from and against any loss, cost, claim, damage or expense incurred, directly or indirectly, by Sellers as a result of Buyer's inspections, examinations and surveys of the Assets, either prior to, on, or after the date hereof.

ii.             Sellers acknowledge and agree that Buyer intends to conduct one (1) or more inspections of the Business being operated in the Dispensary and the Cultivation Facility by contractors and subcontractors engaged by Buyer and Buyer agrees to deliver copies of the results of such inspections to Sellers (collectively, "Inspection Results"). Sellers shall, or shall cause the Companies to, respond in writing to the Inspection Results not later than three (3) calendar days after receipt thereof, and the response shall include a detailed reply addressing the Inspection Results, including, without limitation (but as applicable to the Inspection Results), improvements required to comply with the AMMA and other applicable law.

iii.            Buyer may inspect the Dispensary and Cultivation Facility and review the Companies' compliance with the AMMA and with all other laws. Inspections shall include, without limitation, the following: (A) flower, harvest dates, yield and inventory records, by strain, (B)      extraction dates, yield of oil from extraction process and inventory records by strain and by product, (C) inventory records of finished goods, (D) the completeness and/or compliance of all AZDHS checklist items, using the most recent published version of the checklist, and (E) the status of each employee's and volunteer's agent card.

c.            Post-Closing. Following Closing, Buyer shall promptly take all actions necessary to report the change of ownership in the Companies, the removal of Sellers as members, shareholders, officers, directors and/or managers of the Companies, and the removal of Sellers from any State licenses held by the Companies, to the appropriate Arizona State agencies and departments. Sellers shall cooperate with Buyer and execute and deliver such additional instruments as may be necessary to formally remove Sellers' names from the Companies' books and records and State licenses.

5.             Representations, Warranties and Covenants of the Parties. On a Party's execution of this Agreement and as of Closing each Party hereby represents and warrants to the other Parties as follows, except as specifically and comprehensively disclosed on the schedule attached hereto as Exhibit 4 (the “Disclosure Schedule”):

a.            Authority and Consent. Each Party has the right, power, legal capacity, and authority to enter into and perform its respective obligations under this Agreement, and no approvals or consent of any governmental or regulatory authority or other persons is necessary in connection herewith.

b.            Information. Each of the Parties has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement and perform the obligations set forth herein. Each of the Parties has had an opportunity to consult with its own legal, tax and financial advisors regarding the terms and conditions of this Agreement and the transactions contemplated hereby, and each of the Parties is relying only on the advice of its own such advisers in making a decision to execute this Agreement and complete the transactions contemplated hereby.

6.             Representations, Warranties and Covenants of the Companies and Sellers. On the execution of this Agreement by a Seller and as of Closing each Seller hereby represents and warrants to Buyer as follows, except as specifically and comprehensively disclosed on the Disclosure Schedule:

a.            Authorization. The Companies and each of the Sellers have all requisite power and authority to enter into this Agreement and all documents and instruments entered into by the Sellers pursuant to this Agreement, to consummate the contemplated transactions, and to perform its respective obligations thereunder. All acts and proceedings required for the authorization, execution, delivery and performance of this Agreement have been taken. This Agreement and all documents and instruments delivered hereunder are legal, valid and binding on the Sellers and enforceable by Buyer post-Closing in accordance with their respective terms.

b.            Organization and Ownership. Each of ANR, LFI and SPI: (a) is a corporation duly organized, validly existing and registered under the laws of the State of Arizona; (b) has all necessary power and authority to carry on its business where and as presently conducted; (c) has no other business ventures or any ownership or debt of any other entity or person other than receivables in the ordinary course of business; (d) does not conduct business with any entity or person owned, in whole or in part, by any of the Companies, except as designated in the Disclosure Schedule; and (e) is duly qualified, authorized to conduct business, and in good standing under the laws of all required jurisdictions. All of the issued and outstanding equity, ownership and beneficial interests of ANR, LFI and SPI are described in Exhibit 1.

c.            Organization and Ownership. Each of EHF and RMA: (a) is a limited liability company duly organized, validly existing and registered under the laws of the State of Arizona; (b) has all necessary power and authority to carry on its business where and as presently conducted; (c) has no other business ventures or any ownership or debt of any other entity or person other than receivables in the ordinary course of business; (d) does not conduct business with any entity or person owned, in whole or in part, by any of the Companies, except as designated in the Disclosure Schedule; and (e) is duly qualified, authorized to conduct business, and in good standing under the laws of all required jurisdictions. All of the issued and outstanding equity, ownership and beneficial interests of EHF and RMA are described in Exhibit 1.

d.            Financial Information; Undisclosed Liabilities; Absence of Changes.

i.              Each of the Companies has previously furnished to Buyer copies of the annual financial statements for 2015, 2016 and 2017 (collectively, the “Financials”). The Financials: (i) have been prepared in accordance with the books and records of each Company; (ii) present fairly and accurately the financial condition of each Company as of the dates set forth therein and the results of their operations for the periods covered; and (iii) have been prepared in accordance with accepted accounting principles used by each Company, consistently applied. Since the December 31, 2017, there has not been any Material Adverse Change, defined below, in the Business, Financials, revenues and earnings of each Company or of any Seller, or the condition (financial or otherwise), properties or prospects of any of the foregoing. None of the Companies has any liabilities except for (i) liabilities set forth on the face of the most recent Financials, excluding any notes to such Financials; and (ii) liabilities that have arisen after the most recent Financials in the ordinary course of each Company's business, all of which are identified on the Disclosure Schedule hereto (individually, a "Liability" and collectively "Liabilities"). None of the Companies is in default under any Liability. All Liabilities will remain the respective Company's Liabilities after the Closing Date unless otherwise expressly provided in this Agreement with respect to Excluded Liabilities.

As used in this Agreement, "Material Adverse Change" shall mean any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect, as determined by either Sellers or Buyer, in its reasonable discretion, on (a) the Business, Assets, Liabilities, properties, condition (financial or otherwise), operating results, operations or prospects of Sellers or the Companies, taken as a whole, or (b) the ability of the Companies or the Sellers to perform their respective obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement including, without limitation: (i) a change or revocation of State or local law which shall have the effect of prohibiting the legal operation of the Dispensary or Offsite Facility; (ii) AZDHS’ refusal to approve ANR’s application to renew the Certificate; (iii) ANR’s failure to maintain the ATOs, SUPs and Certificate in good standing resulting in AZDHS’ or local authority's revocation of the ATO, SUP and/or Certificate; (iv) the value of the Material Adverse Change, as determined by Buyer in its reasonable discretion, is equal to or greater than FIVE HUNDRED THOUSAND DOLLARS ($500,000); (v) there shall be a Federal or State charge, investigation, arrest, seizure or prosecution action associated with the Business or Sellers; and (vi) the Certificate has lapsed and not renewed, is or will be revoked, or is a forgery or was procured by fraud or intentional misconduct. In determining whether any individual event would result in a Material Adverse Change, notwithstanding that such event does not of itself have such effect, a Material Adverse Change shall be deemed to have occurred if the cumulative effect of such event and all other then-occurring events and existing conditions would result in a Material Adverse Change.

(ii)           The Disclosure Schedule sets forth a true, correct and complete listing of all loans and other indebtedness owed by each of the Companies to any third party (including any Seller) (collectively, the "Indebtedness"). With regard to each item of Indebtedness, the Disclosure Schedule sets forth the (A) lender; (B) borrower; (C) date of issuance; (D) original principal balance of such Indebtedness; (E) current principal balance of such Indebtedness; and (F) identification of any and all instruments evidencing such Indebtedness.

e.            Title, Adequacy and Condition of Ownership Interests, Assets; Inventory.

(i)            Each Company has good and marketable title to all of its Assets, free and clear of any and all liens, mortgages pledges, security interests, agreements, charges or encumbrances of any kind (collectively, "Liens"). The Assets described in or relative to the Financials constitute all of the assets, property and rights necessary for the conduct of the Business in the manner in which such business is presently conducted and include, without limitation, the Leases (collectively, the "Assets").

(ii)           All equipment and other tangible personal property of every kind and description used or owned by each Company is in good working order, reasonable wear and tear excepted.

(iii)          All inventory in each Company's possession or under a Company's control is owned by the Company. All inventory is merchantable and fit for the purpose for which it was procured, grown or manufactured.

(iv)         The Ownership Interests of each of the Sellers is in good and marketable title, free and clear of any Liens. The Ownership Interests constitute all of the ownership, membership, shareholder and other record and beneficial interests in the Companies. No Seller has sold, assigned, mortgaged, pledged or otherwise transferred by operation of law or otherwise, in whole or in part, his Ownership Interests. No other person or entity has or will have direct or indirect beneficial or record interest in the Ownership Interests at Closing.

f.             Casualty; Condemnation. All risk of loss with respect to damage to the Assets shall be borne by Sellers until the Closing Date, and thereafter all risk of loss shall be borne by Buyer. In the event that the Assets are materially damaged or destroyed by fire or other casualty or hazard prior to the Closing, Sellers shall have the option to either (i) restore the Assets to their pre-casualty condition, (ii) assign all insurance proceeds to Buyer and proceed under the terms of this Agreement, or (iii) cancel this Agreement and return the Deposit to Buyer as a complete and final settlement to Buyer of all of Sellers obligations hereunder. Should Seller desire to restore the Assets to their pre-casualty condition, Sellers shall so notify Buyer and thereafter have 120 days to complete such restoration, with the Closing Date to be postponed accordingly. In the event that any portion of the leased premises of the Dispensary or the Cultivation Facility is condemned or is the subject of a condemnation proceeding by governmental authority under its power of eminent domain, Buyer shall (X) proceed to close the transactions hereunder with no adjustment to the Purchase Price, in which event the Sellers shall cause the Companies to assign to Buyer all of the Companies' rights, title and interests in and to any condemnation award, or (Y) terminate this Agreement.

g.            Compliance; Required Consents.

(i)            Each Company is and has been in substantial compliance with all laws, orders and licenses applicable to the Companies including, without limitation, the AMMA and all county and local requirements of the jurisdiction in which the Dispensary and Cultivation Facility sites are located, and each Company's Assets including, without limitation, the Dispensary Lease, the Cultivation Lease and the Business. No investigation, audit or review by any governmental entity with respect to the Companies or the Business is pending or threatened, nor has any governmental entity notified any Company or any of its Affiliates, defined below, in writing of its intention to conduct the same. No Company nor its Affiliates: (X) has been charged with and none of the foregoing is now under investigation with respect to any actual or alleged violation of any applicable law including, without limitation, the AMMA, or other requirement of a governmental entity, (Y) has been a party to or bound by any order relating to the foregoing, or (Z) has failed to file any material report required to be filed with any governmental entity.

(ii)           The execution, delivery and performance by the Sellers or the Companies of this Agreement will not require any consent or approval from any third person or require any government authorization or consent, except as otherwise provided herein with respect to the Filings and Consents. The execution, delivery and performance by Sellers and the Companies of this Agreement shall not: (X) cause Sellers to violate or contravene any regulation of any agency or government, (Y) violate or be in conflict with, result in a breach of or constitute a default under any contract or agreement, or (Z) result in the creation or imposition of any Lien on any of the Assets.

(iii)          There are no pending or threatened warranty or product liability claims against the Companies. The Companies have maintained completed operations insurance coverage which provides coverage for liabilities arising from completed operations, and there has been no claim(s) filed with respect thereto. Sellers will cause the Companies to maintain such coverage up to and including the Closing Date.

h.            Employees and Volunteers. All persons providing services to the Companies in which the means and manner of providing such services are controlled by a Company (including volunteers) have been properly classified either as employees or independent contractors, as the case may be, for the purpose of payroll withholding taxes. Except as expressly set forth in this Agreement, to Sellers' or Companies' actual knowledge, no executive, key employee, or significant group of employees plans to terminate employment with the Company(ies) during the twelve (12) months immediately following the Closing Date. The Companies are not a party to or bound by any collective bargaining agreement, nor have the Companies experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past five (5) years. The Companies have not committed any unfair labor practice. No Seller has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Companies. With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past five (5) years, no Company has implemented any closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, Federal, State, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

i.             Commission. Buyer has contracted with Copia LLC, and with no other broker, finder or commissioned agent in connection with the contemplated transactions. Sellers represent to Buyer that they have contracted with JTice CPA PC for M&A Advisory Services, and have not dealt with any broker, finder, or commissioned agent in connection with the contemplated transactions and that neither Sellers nor the Companies will owe any other party a commission, finder’s fee, or similar in connection with the execution of the Purchase Agreement or the closing of the contemplated transactions.

j.             Bank Accounts. The Disclosure Schedule lists all bank, trust, checking, savings, custody and other accounts (including any trading or other accounts maintained with any brokerage, investment banking or commodity trading firms) and lock boxes or safe deposit boxes of the Companies in which there are or may be deposited monies or other Assets of the Companies, an indication of the purposes of each of such accounts and lock boxes or safe deposit boxes, a true, accurate and complete list of the amounts on deposit in each of such accounts as of the Effective Date, any and all persons authorized to make withdrawals or other transfers from such accounts or lock boxes or safe deposit boxes, each bank at which the Companies have borrowing authority, and a true, accurate and complete list of any and all persons authorized to exercise such authority. All of such accounts have a positive funds balance. The Disclosure Schedule also lists the location, amount and ownership of all cash of the Companies not in the above-referenced accounts.

k.            Employee Benefits. Except as disclosed on the Disclosure Schedule there is no employee benefit plan (including any employee pension benefit plan or any employee welfare benefit plan) that the Companies maintain or has ever previously maintained or to which the Companies contribute, have ever previously contributed or have ever had any obligation to contribute. The Companies have neither contributed to, nor have any obligation to contribute to, or have any liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan. Except as disclosed on Disclosure Schedule, the Companies does not maintain, contribute to or have an obligation to contribute to, or have any liability or potential liability with respect to, any employee welfare benefit plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of the Companies.

l.             Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks, servers or systems and related services that are used by or relied on by the Companies in the conduct of the Business (collectively, the “Systems”) have experienced any bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that have caused any substantial disruption or interruption in or to the use of any such Systems by the Companies.

m.           Customers, Patients and Vendors. The Disclosure Schedule lists the three (3) largest Dispensary wholesale customers and vendors of ANR for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net revenues attributable to such customer. Since the date of the most recent Financials, no vendor of the Companies has expressly indicated, in writing, that it shall stop, or decrease the rate of, supplying materials, products or services to the Companies and no customer listed on the Disclosure Schedule has expressly indicated, in writing, that it shall stop, or decrease the rate of, buying materials, products or services from ANR.

n.            Employment Taxes. With respect to all persons who could properly be deemed to be employees of the Companies, Sellers have caused the Companies to withhold and pay over to the appropriate governmental authority such payroll taxes when due as required by law including without limitation, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act and such similar requirements under applicable State and local law, and make contributions for workers’ compensation premiums.

o.            Contracts. All of the Companies’ and Sellers' rights and obligations arising under: (i) real property leases including, without limitation, the Dispensary Lease and the Cultivation Lease, (ii) rights and options relating to the Business, and (iii) any agreements or contracts relating to the Business, whether oral or written as identified in the Financials (collectively “Contracts”) are in full force and effect in accordance with their respective terms and, to the best of Sellers’ or the Companies' actual knowledge, there exists no default by any Company (nor by any other Party, person or entity) under any such Contracts. There have been no acts or omissions by the Companies or Sellers (or any other Party, person or entity thereto) which, with the giving of notice or the passage of time or both, would constitute such a default. Other than the TruMed Agreement, Dispensary Lease and the Cultivation Lease, each Contract is terminable by the Company party pursuant to the terms thereof without penalty, cost or liability on notice not exceeding ninety (90) days. The execution and delivery of this Agreement and the consummation of the contemplated transactions will not affect the continuation, validity or effectiveness of any Contract or any of the terms thereof.

p.            Tax Returns. All required Federal, State and local tax filings and returns and employee benefit plan filings and returns of each Company have been: (a) accurately prepared in the manner prescribed by law; (b) duly and timely filed; and (c) all related tax payments have been paid. No Company has been delinquent in the payment of any tax, assessment or other governmental charge. There are no examinations, audits or disputes with taxing authorities of a Company that are pending or that were resolved during the three (3) year period prior to the date of this Agreement. All taxes and other assessments and levies that a Company was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by the Company in separate bank accounts for such payment, and will be paid on or prior to the date such payment is due.

q.            Licenses. Each Company possesses all licenses, whether State, Federal, local or foreign, that are necessary for the Company to engage in the Business as currently conducted in each jurisdiction in which Company operates, each of which is identified in the Disclosure Schedule. No investigation, audit or review by any governmental entity with respect to the Company, any of its Affiliates or their respective businesses is pending or threatened, nor has any governmental entity notified any Company in writing of its intention to conduct the same. Neither the Company nor any Seller (i) has been charged with, and none of them is now, to their actual knowledge, under investigation with respect to, any actual or alleged violation of any applicable law or other requirement of a governmental entity; (ii) has been a party to or bound by any order; or (iii) has failed to file any report required to be filed with any governmental entity. No governmental entity regulating any services performed by the Company or any of its Affiliates has requested that any such services be modified in any way.

r.             Litigation.

i.             There are no claims, demands, actions, suits, arbitrations or other legal, administrative or governmental investigations or proceedings (whether Federal, State, local or foreign) pending or threatened, against any Company, the Business or the Assets. There are no judgments, injunctions, rules or orders of any court, governmental department, commission, agency, or arbitrator outstanding against any Company.

ii.            There are no claims, demands, actions, suits, arbitrations or other legal, administrative or governmental investigations or proceedings (whether Federal, State, local or foreign) pending or, to Sellers' knowledge threatened, against any Seller. There are no judgments, injunctions, rules or orders of any court, governmental department, commission, agency, or arbitrator outstanding against any Seller in excess of $10,000.

s.            Environmental Matters.

i.             To the best of the Companies’ or Sellers’ actual knowledge, each of the Companies is currently and has been in compliance with all Environmental Laws, defined below, and have not received from any person or entity: (i) any notice or claim alleging any violation or other failure to comply with Environmental Laws; or (ii) written request for information pursuant to Environmental Law.

ii.             Each of the Companies has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in the Disclosure Schedule) necessary for the ownership, lease, operation or use of the Business or Assets of the Companies and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Companies through the Closing Date in accordance with all Environmental Laws, and to the best of the Companies’ actual knowledge, there is no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Business or Assets of the Companies as currently carried out. With respect to any such Environmental Permits, Sellers have undertaken, or will cooperate with Buyer’s efforts to undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and no Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor has any Seller received any Environmental Notice or written communication regarding any Material Adverse Change in the status or terms and conditions of the same.

iii.            To Sellers’ or Companies' actual knowledge, there has been no release of Hazardous Materials in contravention of any Environmental Law with respect to the Business or Assets of the Company or on any real property currently utilized by the Business, and no Sellers have received a notice that any real property currently utilized in connection with the Business has been contaminated with any Hazardous Material that could reasonably be expect to result in a violation of Environmental Law or term of any Environmental Permit by Sellers or the Companies.

iv.           The Disclosure Schedule contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Companies and none of the Sellers have received any notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Companies.

v.            Sellers, to the extent in Sellers’ actual possession, have provided or otherwise made available to Buyer: (X) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or Assets of the Companies related to compliance with Environmental Laws, and (Y) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws.

vi.            The capitalized terms in this Subsection are defined as follows:

(A)          “Environmental Law” means any applicable law, ordinance, regulation or order: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment, or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

(B)           “Environmental Permit” means any permit, licenses, letter, approval, authorization, registration, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to an Environmental Law.

(C)           “Hazardous Materials” mean: (X) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, that pursuant to Environmental Law is hazardous, acutely hazardous, and (Y) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

t.             Intellectual Property. The Disclosure Schedule sets forth a true and complete list of all trade names, trademarks, service marks, assumed names, and other intellectual property that each Company and each Seller (but only to the extent such Intangible Asset relates or pertains directly or indirectly to the Business or Assets of the Companies) owns, licenses, or otherwise has an interest in or uses, including, without limitation, computer software (collectively, the “Intangible Assets”, collectively with all other Assets, the "Assets"). The Company and each Seller has all right, title and interest to (or, in the case of Intangible Assets that are licensed, the right to use) the Intangible Assets, and in conducting the Business neither the Company, nor the Sellers, is alleged to be infringing upon or otherwise conflicting with the rights of others. There is no actual or alleged infringement of or conflict by others with the Intangible Assets. The Company (or each Seller, as applicable) has taken all actions reasonably necessary to protect the Intangible Assets and their interests therein in accordance with customary business practices.

u.            Books and Records. The files, books of account and other records of the Companies are true, complete and accurate and have been maintained in accordance with good business practices, and the matters contained therein are accurately reflected on the Financials. Buyer and its representatives have been given full access to all books, records and files relating to the Assets, the Companies and the Business.

w.           Disclosure. All documents delivered or to be delivered by or on behalf of the Sellers and the Companies in connection with this Agreement and the transactions contemplated hereby are true, complete and correct. Neither this Agreement, nor any of the other documents delivered in connection with this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements by the Companies and Sellers herein or therein, as applicable, in light of the circumstances in which made, not misleading. There is no fact which materially and adversely affects the prospects or financial conditions of any Company, or their respective properties, Assets or the Business which has not been set forth in this Agreement, its Exhibits and Disclosure Schedule. In the event that any document or information delivered by a Party to the other(s) has changed or become outdated by time, action or otherwise, and in the event written or verbal notice from a governmental authority concerning the Assets or the Business has been received, the receiving Party shall immediately transmit the changes and a copy of the notice (or convey the content of the verbal notice) to the other Parties.

x.            Ownership Interests. Following Closing, the Buyer will own one hundred percent (100%) of the Membership Interests in EHF and RMA and one hundred percent (100%) of the Shares of LFI and SPI.

y.            Insurance. All insurance policies insuring the Companies' Assets are in full force and effect and will be so until Closing. Sellers have not received any notice of violations pertaining thereto or notice of any requirement that repairs be performed to the Assets that have not been performed.

z.            Affiliate Activities. The following affiliates of one or more of the Companies have either been dissolved in accordance with the laws of the jurisdiction of their formation, or are and shall remain dormant and non-operative, with no assets or liabilities or obligations of any kind (collectively, the "Dormant Entities"): (i) SCCG; (ii) OAM; (iii) Arizona Natural Produce LLC, a limited liability company originally formed under the laws of the State of Arizona; and (iv) Natural Investments LLC, a limited liability company originally formed under the laws of the State of Arizona. None of the Sellers nor the Companies: (A) does business with any of the Dormant Entities; (B) has in its/his possession or under his/its control any assets of the Dormant Entities; (C) is aware of the existence or location of any such assets of any of the Dormant Entities; or (D) is aware of the existence of any such liabilities or obligations of any of the Dormant Entities.

aa.          AS IS Condition. By proceeding with the Closing, Buyer acknowledges that Buyer has had an opportunity to make its own examination, inspection and investigation of the Assets of the Companies, including without limitation, all matters pertaining to environmental matters related to the operations of the Business, as Buyer deems necessary or appropriate. Except for the representations, warranties, and covenants expressly stated in this Agreement, the Exhibits and Schedule(s), and in the documents and other information provided to Buyer by Sellers and their agents and representatives (collectively, the “Express Representations”), neither Seller nor the Companies shall be responsible or liable to Buyer for any conditions or other matters affecting the Business or the Assets, as Buyer is purchasing the membership interests and shares of Sellers in each of EHF, RMA, LFI and SPI, except for the Express Representations, AS-IS, WHERE- IS and WITH ALL FAULTS, and not in reliance on any representations or warranties except for the Express Representations. Other than with respect to claims arising from the Express Representations, Buyer hereby fully releases Sellers from any and all claims that Buyer may now have or hereafter acquires against any Seller, for any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any conditions affecting the Assets or the Business of the Companies, including but not limited to, those relating to unknown and unsuspected claims, damages and causes of action. This waiver and release of claims shall survive the Closing.

7.             Representations and Warranties of Buyer. On the execution of this Agreement by Buyer and as of Closing Buyer hereby represents and warrants to Sellers as follows:

a.            Speculative Nature. Buyer is aware of and understands the following:

i.             The Ownership Interests are a speculative investment which involve a substantial degree of risk of loss by Buyer of Buyer's entire investment in the Companies and that Buyer understands and takes full cognizance of the risk factors related to the purchase of the Ownership Interests;

ii.             There are substantial restrictions on the transferability of the Ownership Interests pursuant to the governing documents of the Companies, the Ownership Interests will not be, and owners, members, and shareholders of the Companies have no rights to require that the Ownership Interests be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any State securities laws; there is no public market for the Ownership Interests and none is expected to develop; and, accordingly, it may not be possible for Buyer to liquidate Buyer's investment in any of the Companies;

iii.            Buyer understands that the Ownership Interests acquired under this Agreement are restricted securities within the meaning of Rule 144, promulgated under the Securities Act, and that any future sales of such Ownership Interests will be regulated by the Securities Act. Specifically, Buyer understands that because the securities have not been registered under the Securities Act, Buyer will continue to bear the economic risk of the investment for an indefinite period of time and cannot sell such Ownership Interests unless they are subsequently registered under the Securities Act or an exemption from such registration is available;

iv.            The Ownership Interests being purchased herein are being acquired for Buyer's own account for investment and not with a view to, or for resale in connection with, any distribution of such Ownership Interests;

v.             Buyer agrees to the placement of an appropriate legend reflecting the foregoing representations on any certificate(s) representing the Ownership Interests acquired, and further understands that the transfer of any of the Ownership Interests out of Buyer's name will be permitted only if the request for transfer is accompanied by evidence satisfactory to the Company(ies) that such transfer will not result in a violation of any applicable Federal or State law, rule or regulation;

vi.            Buyer is financially responsible, able to meet the obligations hereunder and acknowledges that this investment will be long-term and is by its nature speculative;

vii.           Buyer is capable of bearing the high degree of economic risks and burdens of this venture including, but not limited to, the possibility of complete loss of all contributed capital and lack of a public market which may make it impossible to liquidate the investment whenever desired; and

viii.          Buyer acknowledges that the Ownership Interests are being or will be acquired solely for Buyer's own account, for investment, and are not being acquired by Buyer with a view to or for resale distribution, subdivision, or fractionalization thereof; and Buyer agrees that the Ownership Interests may not be sold by Buyer without registration under the Securities Act or exemption therefrom, and without full compliance with the terms of the applicable governing documents of the Company(ies). In furtherance thereof, Buyer represents, warrants and agrees that (A) no other person has or will have direct or indirect beneficial interest in the Ownership Interests, and Buyer will not sell, hypothecate or otherwise transfer the Ownership Interests except in accordance with the terms of the applicable governing documents unless the Ownership Interests are registered under the Securities Act and qualify under applicable State securities laws or unless, in the opinion of counsel for the Company(ies), under an exemption from the registration requirements of the Securities Act and such law is available; and (B) no Company is under any obligation to register the Ownership Interests on behalf of Buyer or to assist Buyer in complying with any exemption from registration.

b.            No Conflict. Buyer’s execution, delivery, and performance of this Agreement and the applicable governing documents of the Companies do not conflict with (i) any law, rule or court order applicable to an owner of an interest in the Companies; or (ii) any other agreement or arrangement to which either Buyer is a party or by which such party is bound.

c.            Buyer's Records. All of the documents and records requested by Buyer have been delivered, made available or prior to Closing will be made available to Buyer and Buyer's investment decision is based upon its own investigation and analysis and not the representations or inducements of Sellers or any representative of the Companies.

8.             Conditions to Close.

a.            Joint Conditions to Close. Each Party's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions precedent (collectively, the "Joint Conditions"):

i.              No Action. No action, suit or proceeding shall be pending before any court or administrative agency or arbitrator that could result in a rescission of any of the contemplated transactions provided for in this Agreement.

ii.             No Occurrences. None of the following shall have occurred through the Closing:

A.           Law Enforcement. No Federal enforcement action against a Party including, without limitation, arrest, seizure or prosecution associated with the Parties' activities described in this Agreement, has occurred prior to the Closing Date.

B.            Law Change. A change or revocation of Federal, State or local law has occurred that has the effect of prohibiting the operation of the Dispensary and/or the Cultivation Facility.

C.            AZDHS. AZDHS declines or refuses to approve ANR's application to renew its Certificate or ANR fails to maintain the Certificate in good standing, resulting in AZDHS' revocation of the Certificate. Prior to and after the Effective Date through Closing, no Party has taken any act or failed to act where action was appropriate that would or would tend to modify, rescind or terminate any of the other Parties' relationships, contracts or rights with AZDHS, or any Federal, State, county, or local government except in the event of a breach of this Agreement.

b.            Conditions to Buyer's Obligation to Close. In addition to the Buyer’s satisfaction of or with the Joint Conditions, Buyer’s obligation to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions precedent at or prior to Closing (collectively, "Buyer's Conditions"):

i.              No Material Change. There has been no Material Adverse Change, in the Business;

ii.             Representations True. The representations and warranties of each of the Sellers set forth in this Agreement shall be true and correct at and as of the Closing Date;

iii.            Performance. Each of the Sellers shall have performed and complied with all of their covenants hereunder in all respects;

iv.            Satisfaction of Buyer. All actions to be taken by each of the Sellers in connection with consummation of the contemplated transactions and documents required to effect the contemplated transactions shall be satisfactory in form and substance to Buyer;

v.             Deliveries. Each of the Sellers shall execute and deliver the documents and instruments required to close the contemplated transactions;

vi.            Licenses. Buyer shall have obtained (or, within a reasonable period of time following Closing, will obtain) all licenses and permits necessary for the Companies to continue to own, operate and otherwise conduct the Business;

vii.           Due Diligence. Buyer shall be satisfied with its due diligence investigation of the Companies and Sellers and, without limiting the foregoing, the Contingency Period shall have expired without the exercise of Buyer's Kick-Out, defined below. Buyer shall be satisfied with the condition of title to the Assets;

viii.          Consents. Seller shall have, at its sole cost and expense obtained the Consents and estoppels;

ix.             Employment Agreements. The Employment Agreements will have been executed by the Employees;

x.              Reasonableness. The AZDHS Rules require, inter alia, that (X) all compensation paid for personal services to the Dispensary (including the Cultivation Facility) not be in excess of a reasonable allowance, (Y) no part of the Dispensary's property or equipment be sold for less than adequate consideration in money or cash equivalent, and (Z) the Dispensary not engage in any other transaction that results in a substantial diversion of the Dispensary's income or property (collectively, the "Reasonableness Standard"). Buyer shall be satisfied, at its sole discretion, that the Dispensary, Cultivation Facility, Business and Assets have been continuously operated in compliance with the Reasonableness Standard; and

xi.             Cash,  Inventory, Trade Accounts Payable Levels. Immediately prior to Closing, Buyer shall be satisfied that the Companies' Inventory Level, Cash Level and Trade Payables Level are consistent with those maintained in the ordinary course of each Company's business. For the avoidance of doubt: (A) each Company's respective "Inventory Level" shall be determined as of the Closing Date in relation to the average historic inventory levels maintained by such Company during the nine (9)  months preceding the Closing Date, as stated in Section 6.d. of the Disclosure Schedule; and (B) the "Cash Level" of the Companies, taken in aggregate, shall, on the Closing Date, equal or exceed a minimum balance of $325,000; and (C) (1) each Company's respective "Trade Payable Level" shall be determined on the Closing Date in relation to the average historic trade accounts payable levels maintained by such Company during the nine (9)  months preceding the Closing Date, as stated in Section 6.d. of the Disclosure Schedule, and (2) in no event shall the Trade Payable Level for all the Companies, taken in the aggregate, exceed $100,000.

c.             Conditions to Sellers' Obligation to Close. The obligation of Sellers to consummate the transactions to be performed by them in connection with Closing is subject to satisfaction of the following conditions at or prior to Closing (collectively, "Seller's Conditions"), and together with the Joint Conditions and Buyer's Conditions, the "Closing Conditions"):

i.              Representations True. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct at and as of the Closing Date;

ii.             Performance. Buyer shall have performed and complied with all of its covenants hereunder in all respects;

iii.            Employment Agreements. The Employment Agreements will have been executed by either the Company or Buyer, as identified as "employer" under the Employment Agreements; and

iv.           Deliveries. Buyer shall execute and deliver the documents and instruments required to close the contemplated transactions.

9.            Miscellaneous.

a.            Further Assurances. Each of the Parties hereto shall execute and deliver any and all such other instruments, documents, and agreements and take all such actions as a Party may reasonably request from time to time in order to effectuate the purposes of this Agreement.

b.            Controlling Law; Venue; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without application of the conflict of laws principles thereof. The Parties agree that venue and jurisdiction over any claim or dispute arising hereunder shall properly lie in the Superior Court of Maricopa County, Arizona.

c.            Injunctive Relief. Each of the Parties acknowledges that if it breaches the terms of this Agreement, the other Parties may suffer irreparable harm for which there may be no adequate remedy at law. Each Party therefore agrees that, in addition to any monetary damages that may be awarded to a non-defaulting Party to compensate it for a defaulting Party’s breach of this Agreement, the non-defaulting Party shall be entitled to seek temporary, preliminary, and permanent injunctive relief to prevent the breach of this Agreement.

d.            Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. . No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto.

e.            Counterparts/Delivery. This Agreement may be executed in counterparts, each of which is an original, but all of which shall constitute one (1) instrument. A signed copy of this Agreement or any related document or instrument delivered by facsimile, e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed counterpart thereof.

f.             Entire Agreement. This Agreement contains the entire understanding between the Parties hereto with respect to the purchase and sale of Ownership Interests, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, between the Parties hereto, with respect to the purchase and sale of Ownership Interests, including the Amended Purchase Agreement and that certain Letter of Intent dated August 29, 2018 executed by Buyer and Sellers. This Agreement may not be modified or amended other than by an agreement executed in writing by the Parties hereto.

g.            Legal Representation. This Agreement has been negotiated among the Parties and if there is any ambiguity, no presumption construing the Agreement against a Party shall be imposed because this Agreement was prepared by Buyer's counsel.

h.            Severability. If any provision of this Agreement shall be held invalid, the same shall not affect the validity of any other provision of this Agreement, and each such other provision shall continue in full force and effect. If any provision of this Agreement shall be held invalid in part, the same shall not affect the remainder of that provision, and the remainder of that provision, together with all other provisions of this Agreement, shall continue in full force and effect.

i.             Headings. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning of any of the provisions of this Agreement.

j.             Fees and Costs. In the event that any action or proceeding is instituted to enforce any of the terms of this Agreement, the Parties agree that the prevailing party in such action or proceeding shall be entitled to an award of its reasonable attorneys’ fees and costs incurred in connection therewith.

k.            Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given upon receipt, if personally delivered, or on the next business day following dispatch if given via a nationally-recognized overnight courier service, addressed to the Parties at the following addresses or at such other addresses as shall be specified in writing and in accordance with this Subsection 9(k):

If to any Seller:                     Robert Kivlighn

[***]

Gordon Hamilton

[***]

With a copy to:	David R. Cohen, Esq.

Frazer Ryan Goldberg & Arnold LLP

3101 N. Central Ave., Suite 1600

Phoenix, AZ 85012

[***]

Email: [***]

If to Buyer:	Vireo Health of Arizona, LLC

c/o Vireo Health, Inc.

Attn: General Counsel

1330 Lagoon Ave., 4th Floor

Minneapolis, MN 55408

[***]

Email address(es): [***]

With a copy to:	Fredirkson & Byron P.A.

Attn: Jessica Buchert

3 Civic Center Plaza, Suite 400

Mankato, MN 56001

Email address: [***]

l.             Time Is of the Essence. Time is of the essence in the performance of each and every obligation of this Agreement.

m.           WAIVER OF JURY TRIAL; ILLEGALITY DEFENSE WAIVER. EACH PARTY TO THIS AGREEMENT WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS. Each Party warrants and represents to the others that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court. The Parties hereby agree to waive illegality as a defense to any contract enforcement action.

n.            Nature of Sellers' Obligations. All representations, warranties, covenants of Sellers hereunder shall be joint and several obligations of Sellers.

10.           Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

a.            Mutual. Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to Closing.

b.            By Buyer.

(i)            Conditions Not Met. If, on the Closing Date, the satisfaction of any of the Joint Conditions or Buyer's Conditions is or, prior to the Closing Date, becomes impossible (in each case, other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived any such condition; or

(ii)           Due Diligence. If during the Contingency Period Buyer shall deliver written notice of termination to the Sellers as a result of Buyer's dissatisfaction (determined in Buyer's sole and absolute discretion) of the results of Buyer's due diligence investigation related to the Business, the Companies, Sellers and/or the Ownership Interests ("Buyer's Kick-Out"). In the event Buyer so elects to terminate this Agreement, this Agreement shall terminate, Buyer and each of the Sellers shall be released and discharged from any further obligations to the others hereunder, other than those obligations which, by their terms, survive termination. The "Contingency Period" shall commence as of August 29, 2018 and shall expire on December 28, 2018.

(iii)          Default of Sellers. If one (1) or more of Sellers shall breach any of the terms or provisions of this Agreement applicable to Sellers at or prior to the Closing, and any such breach shall continue for five (5) days after written notice thereof is delivered by Buyer to Sellers or if the nature of Sellers’ breach is such that more than five (5) calendar days are required for its cure, and Sellers shall not have commenced the cure within the five (5) day period or thereafter diligently pursued the same to completion, then Buyer may either: (a) terminate this Agreement by written notice to Sellers, promptly after which in the event of a Refundable Event the Deposit and all interest earned thereon shall be returned to Buyer by Sellers (and in all events within three (3) days after Buyer delivers its termination notice), and in such event, Sellers shall pay Buyer as and for Buyer’s damages hereunder, an amount equal to Buyer’s actual, out-of-pocket damages, costs and expenses incurred in connection with this Agreement including, but not limited to, all costs and expenses related to Buyer’s investigations, all sums paid to Buyer’s consultants, representatives, contractors and other professionals (such as surveyors, inspectors, engineers, attorneys and accountants) providing services to Buyer in connection with this Agreement and the transactions contemplated hereby, which sum shall be paid by Sellers to Buyer within three (3) days after the date Buyer delivers a written statement itemizing such amounts and providing evidence of the same such as copies of invoices or evidence of payment, and thereafter, the Parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the default or breach and proceed to close the transactions, or (c) seek specific performance of this Agreement by Sellers.

c.            By Sellers.

(i)            Conditions Not Met. If, on the Closing Date, the satisfaction of any of the Joint Conditions or Seller’s Conditions has not occurred or, prior to the Closing Date, becomes impossible (in each case, other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived any such condition; or

(ii)           Default by Buyer. If Buyer shall breach any of the terms or provisions of this Agreement applicable to Buyer at or prior to the Closing, and any such breach shall continue for five (5) days after written notice thereof is delivered by Sellers and/or the Companies to Buyer or if the nature of Buyer’s breach is such that more than five (5) calendar days are required for its cure, and Buyer shall not have commenced the cure within the five (5) day period or thereafter diligently pursued the same to completion, then Sellers may either: (a) terminate this Agreement by written notice to Buyer, and in such event, Buyer shall pay Sellers as and for Sellers’ damages hereunder, an amount equal to Sellers’ actual, out-of-pocket damages, costs and expenses incurred in connection with this Agreement including, but not limited to, all sums paid to Sellers’ and Companies’ consultants, representatives, contractors and other professionals (such as surveyors, inspectors, engineers, attorneys and accountants) providing services to Seller and/or Companies in connection with this Agreement and the transactions contemplated hereby, which sum shall be paid by Buyer to Sellers within three (3) days after the date Sellers deliver a written statement itemizing such amounts and providing evidence of the same such as copies of invoices or evidence of payment, and thereafter, the Parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the default or breach and proceed to close the transactions, or (c) seek specific performance of this Agreement by Buyer.

d.            Termination. If any Party terminates this Agreement pursuant to this Section 10, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except for any liability arising from the prior breach by any Party and Buyer and each of the Sellers shall be released and discharged from any further obligations to the others hereunder, other than those obligations which, by their terms, survive termination.

11.           Post-Closing Covenants.

a.            Public Announcement; Communications. No Seller shall, directly or indirectly, make any public announcements, notices or other written or oral communications to any Company’s customers, patients, vendors, employees or other persons or entities concerning the contemplated transactions of this Agreement without the advance written consent of Buyer.

b.           Assurances. The Parties shall in good faith from and after the date hereof take all actions as may be reasonably required to complete the contemplated transactions without further consideration or expense of the other Parties.

c.            Noncompetition. For a period of two (2) years from and after the Effective Date, no Seller will engage, either alone, or jointly with, or as an officer, stockholder, lender, partner, principal, or agent for or employee of any person or persons, firm, partnership, or corporation, either directly or indirectly set up, exercise, conduct, or be engaged or employed, or serve as an advisor or as a consultant to, any business that directly or indirectly competes with the Business as it is conducted by the Companies on the day immediately preceding the Closing Date, in each case, within a twenty (20) mile radius of the Dispensary, nor shall any foregoing person or entity object to, attempt to limit or initiate an action against Buyer relative to Buyer's zoning, rezoning, variances, use permits, building permits and applications, hearings, meetings and judicial proceedings relating to the Business for this two (2) year period. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Subsection 11(c) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. The Parties hereby declare that it is impossible to measure in money the damages which will accrue to Buyer and the Companies by reason of a failure by Sellers to perform the obligations under this Subsection 11(c). Sellers each agree that the remedy at law for any breach of the provisions of this Subsection will be inadequate, and that, in addition to damages, Buyer and the Companies shall be entitled to obtain injunctive relief from the court having jurisdiction of at least one (1) of the Sellers, and the subject matter, ordering specific performance of the provisions hereof. In any action to enforce the provisions of this Subsection, Sellers shall waive the right to claim that Buyer or the Company(ies) have an adequate remedy at law. Sellers specifically admit receipt and adequacy of consideration for the obligations on and covenants of Sellers imposed by this Subsection and the reasonableness of the time and distance limitations set forth above. Notwithstanding any provision of this Agreement to the contrary, the terms of this Subsection 11(c) shall survive the Closing Date and the execution, acknowledgement, sealing and delivery of this Agreement and consummation of the contemplated transactions.

d.            Nonsolicitation. For a period of two (2) years from and after the Effective Date, no Seller will solicit, attempt to hire, or hire any employee providing services to the Business or the Companies. For purposes of this provision, a person is considered any “employee providing services to the Business” if he or she is or was a part-time or full-time employee or volunteer for a period extending from six (6) months prior to the Closing Date to the termination of this provision. For a period of two (2) years from and after the Effective Date no Seller will take any action that is designed or intended to have the effect of discouraging any lessor, customer, patient, prospective customer or patient, supplier, vendor or other business associate of any of the Companies from maintaining the same business relationships with Buyer after Closing as it maintained with the respective Company prior to Closing. During such two-year period, Sellers will refer all customers, patient, prospective customer or patient, supplier, vendor and other business associate inquiries relating to the Business and the Companies to Buyer.

e.            Confidentiality. Each of the Sellers and Companies will treat and hold as confidential all of the Confidential Information, defined below, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the reasonable, post-Closing request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or its possession. The foregoing provisions shall not apply to any Confidential Information that: (i) is generally available to the public prior to the time of disclosure other than as a breach of this provision, or (ii) is lawfully acquired by a Seller from and after Closing from sources that are not prohibited from disclosing such information. The term “Confidential Information” means any information concerning the Assets, the Companies, the Business and the affairs of the Companies that is not generally available to the public prior to the Effective Date. Notwithstanding the foregoing, Sellers may maintain in their records a copy of this Agreement and its Exhibits and Schedules, and disclose the same to their legal and tax advisers.

12.           Survival of Representations and Warranties.

a.            Survival of Sellers’ Representations and Warranties. All of the representations and warranties of Sellers contained in this Agreement, as well as the right of Buyer to rely thereon, shall survive Closing as follows: (i) all of the representations and warranties of Sellers contained in Sections 6(a), (b), (c), (d), (g), (p), (q), (r) and (s) (collectively “Fundamental Representations”) shall survive Closing and continue in full force and effect forever; (ii) all other representations and warranties of Sellers contained in this Agreement shall survive Closing and continue in full force and effect until the expiration of the applicable statute of limitations. The expiration of the applicable survival period shall not terminate any claim for indemnification for which Buyer has previously notified Sellers.

b.            Survival of Buyer’s Representations and Warranties. All of the representations and warranties of Buyer contained in this Agreement, as well as the rights of Sellers to rely thereon, shall survive Closing as follows: (i) all of the representations and warranties of Buyer contained in Sections 7(a) and (b) shall survive Closing and continue in full force and effect forever; and (ii) all of the other representations and warranties of Buyer contained in this Agreement shall survive Closing in full force and effect until the expiration of the applicable statute of limitations. The expiration of the applicable survival period shall not terminate any claim for indemnification for which Sellers have previously notified Buyer.

c.            Survival of Covenants. All covenants and agreements of the Parties contained herein shall survive Closing indefinitely or for the period explicitly specified therein. Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

13.           Indemnifications.

a.            Indemnification by Sellers. Sellers shall jointly and severally defend, indemnify and hold harmless Buyer, its officers, agents, employees and servants, and their respective heirs, personal and legal representatives, guardians, successors and assigns (collectively, “Buyer Indemnitees”) for, from and against the entirety of all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings damages, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees (collectively, “Adverse Consequences”) resulting from, arising out of, relating to, in the nature of, or to the extent caused by the following, any: (i) misrepresentation or breach by Sellers, and any one of them, of any representation or warranty of Sellers contained in this Agreement and/or any of the Transaction Documents; (ii) nonperformance, failure to comply or breach by Sellers, and any one of them, of any covenant, promise or agreement of Sellers contained in this Agreement and/or the Transaction Documents; and (iii) of the Excluded Liabilities.

b.            Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Sellers, and their respective officers, agents, employees and servants, and their respective heirs, personal and legal representatives, guardians, successors and assigns (collectively, “Seller Indemnitees”) for, from and against the Adverse Consequences resulting from, arising out of, relating to, in the nature of, or to the extent caused by the following, any: (i) misrepresentation, omission or breach by Buyer of any representation or warranty of Buyer contained in this Agreement; and (ii) nonperformance, failure to comply or breach by Buyer of any covenant, promise or agreement of Buyer contained in this Agreement.

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SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the day and year first written above.

BUYER:

VIREO HEALTH OF ARIZONA, LLC, a Delaware limited liability company

By:	Kyle Kingsley

Its:	CEO

SELLERS:	MARK WRIGHT
/s/ Mark Wright

SHANE HOWELL
/s/ Shane Howell

GORDON HAMILTON
/s/ Gordon Hamilton

ROBERT KIVLIGHN
/s/ Robert Kivlighn

Signature Page

to

Third Amended and Restated Membership Interest Stock and Purchase Agreement

CONSENT OF SPOUSE

I, the undersigned, being a spouse of a shareholder of Live Fire, Inc. and/or Sacred Plant, Inc., each an Arizona corporation, who is a Party to the foregoing Agreement, hereby declare that I have read the foregoing Agreement in its entirety; and, being fully convinced of the wisdom and equity of the terms of the Agreement, and in consideration of the premises and of the provisions of said Agreement, I hereby express my acceptance of the same and agree to abide by its provisions.

I hereby further agree that I will at any time, before or after the death of my spouse and while this Agreement is in effect, make, execute and deliver to the Parties to said Agreement any documents which may be necessary to carry out the provisions of said Agreement.

This instrument is not a present transfer or release of any rights which I may have in any of the community property of my marriage.

DATED this 21st day of March, 2019.

NAME   Paula Hamilton

SIGNATURE /s/ Paula Hamilton

CONSENT OF SPOUSE

I, the undersigned, being a spouse of an owner of a membership interest in Elephant Head Farm, LLC and/or Retail Management Associates, LLC, each an Arizona limited liability company, who is a Party to the foregoing Agreement, hereby declare that I have read the foregoing Agreement in its entirety; and, being fully convinced of the wisdom and equity of the terms of the Agreement, and in consideration of the premises and of the provisions of said Agreement, I hereby express my acceptance of the same and agree to abide by its provisions.

I hereby further agree that I will at any time, before or after the death of my spouse and while this Agreement is in effect, make, execute and deliver to the Parties to said Agreement any documents which may be necessary to carry out the provisions of said Agreement.

This instrument is not a present transfer or release of any rights which I may have in any of the community property of my marriage.

DATED this 24th day of February, 2019.

NAME   Stephanie Howell

SIGNATURE /s/ Stephanie Howell